VSE Corporation Form 10-K December 31, 2013
Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-134285) pertaining to the 2006 Restricted Stock Plan of VSE Corporation of our reports dated March 6, 2014, with respect to the consolidated financial statements of VSE Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of VSE Corporation and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young

McLean, Virginia
March 6, 2014